Exhibit 10.105

FIRST AMENDMENT TO

EXECUTIVE OPTION PLAN

The Executive Option Plan adopted by Dollar Thrifty Automotive Group, Inc. (“DTAG”), as of June 1, 2002 (“Plan”) is hereby amended by this First Amendment to Executive Option Plan effective as of January 1, 2005.

Section 409A was added to the Internal Revenue Code of 1986, as amended (“IRC”) by §885 of the American Jobs Creation Act of 2004 and requires certain revisions and amendments to non-qualified deferred compensation plans such as the Plan. It is the intent of DTAG and the Plan to be in good faith compliance with the provisions of §409A of the IRC, the Proposed Regulations under §409A of the IRC published on September 29, 2005, and IRS Notice 2005-1.

To comply with Section 409A of the IRC, no grant of options shall be made under the Plan after December 31, 2004, and the Plan shall continue in a “frozen” status and be administered in accordance with its terms.

Prior to December 31, 2005, any Participant may by written instrument terminate participation in the Plan or cancel any or all outstanding deferral elections (particularly with respect to grants of unvested Executive Options) provided that the amounts subject to termination or cancellation are includable in the income of the Participant in the calendar year 2005 or, if later, in the calendar year in which the amounts (or unvested Executive Options) are earned and vested.

This First Amendment was approved by the Human Resources & Compensation Committee of the Board of Directors of DTAG on December 1, 2005, effective as of January 1, 2005.